Exhibit 4.3

IFIT HEALTH & FITNESS INC

REGISTRATION RIGHTS AGREEMENT

Dated as of [•], 2021

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is entered into on [•], 2021 and effective upon the Initial Public Offering (as defined below), by and among:

(i)	iFIT Health & Fitness Inc, a Delaware corporation (the “Company”),

(ii)	iFIT Inc., a Delaware corporation (“ICON”),

(iii)	HF Investment Holdings, LLC, a Delaware limited liability company (the “LLC”),

(iv)

each of (A) Gary E. Stevenson, an individual residing in Riverheight, UT (“Stevenson”), (B) GS ICON LLC (“GS”), a Delaware limited liability company, (C) Scott R. Watterson (“Watterson”), an individual residing in Providence, UT, and (D) SW ICON LLC (“SW”), a Delaware limited liability company,

(v)	Robert C. Gay, an individual residing in Wellington, FL (“Robert Gay”), BG ICON LLC, a Nevada limited liability company (“BG”), and BG ICON II LLC, a Delaware limited liability company (“BG II”),

(vi)	Icon Preferred Holdings, L.P.,

(vii)	LC9 Connected Holdings, LP, a Delaware limited partnership, and

(viii)	Wen-Chung Ko, an individual residing in Yaoyuan Hsien, Taiwan (“Ko”), and

(ix)	any other parties signing a counterpart signature page hereto as of the date hereof (collectively, the “Other Investors,” and each an “Other Investor”).

Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in Section 1.1.

Recitals

1. Whereas, certain Investors and the Company entered into that Amended and Restated Investors’ Agreement, dated as of October 2, 2020, as amended by that certain Amendment No. 1, dated as of March 17, 2021 (the “Investors’ Agreement”);

2. Whereas, the Company intends to consummate an Initial Public Offering;

3. Whereas, L Catterton (as defined below), Pamplona (as defined below), Watterson and the Company entered into the Omnibus Agreement, pursuant to which L Catterton, Pamplona and Watterson, effective upon the Initial Public Offering, are purchasing from the Company the Convertible Notes; and

4. Whereas, effective upon the Initial Public Offering, in connection with L Catterton’s, Pamplona’s, and Watterson’s purchase of the Convertible Notes, the parties wish to terminate the Investors’ Agreement and effectuate this Agreement.

Agreement

Now, therefore, in consideration of the foregoing and the mutual agreements set forth below, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.1.1 “Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.

1.1.2 “Board” shall mean the Board of Directors of the Company.

1.1.3 “Business Day” shall mean a day when national banks are open for business in Boston and New York City.

1.1.4 “Common Stock” shall mean the Class A common stock and Class B common stock of the Company.

1.1.5 “Convertible Notes” shall mean those certain convertible notes issued to each of L Catterton, Pamplona and Watterson pursuant to the Omnibus Agreement, as they may, from time to time, be divided into further multiple notes, and as amended, modified or supplemented in accordance with such convertible notes.

1.1.6 “Convertible Notes Registration Rights Holders” shall mean, as of any date, the holders of the Convertible Notes or any shares of Equity Securities obtained upon the conversion or exchange of the Convertible Notes.

1.1.7 “Equity Securities” shall mean, with respect to any Person, any (a) shares of capital stock, partnership or joint venture interest, membership interest, limited liability company interest, beneficial interest in a trust, or similar security or equity interest, voting security or other ownership interests in such Person, (b) security, debt instrument or other interest directly or indirectly convertible into or exercisable or exchangeable for (with or without consideration) any of the foregoing or (c) option, warrant, call, subscription, “phantom” right, interest appreciation right, performance unit, profits interest or other right, convertible, exercisable or exchangeable securities, contracts or commitments of any character obligating such Person to issue, transfer, deliver or sell any of the foregoing or securities convertible into or, exercisable or exchangeable for any of the foregoing.

1.1.8 “Equivalent Shares” shall mean as to any outstanding Options, the maximum number of shares of Common Stock for which or into which such Options may at the time be exercised or converted.

1.1.9 “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

1.1.10 “Gay Investors” shall mean BG, BG II and any Permitted Transferees thereof which, from time to time, acquire Securities and becomes party to this Agreement by executing and delivering to the Company an instrument in form satisfactory to the Company pursuant to which such Persons agree to be bound by the terms of this Agreement to the same extent as BG and BG II.

1.1.11 “Gay Majority Holders” shall mean, as of any date, the holders of a majority of the Gay Securities outstanding on such date.

1.1.12 “Gay Securities” shall mean (a) all shares of Common Stock issued to, purchased by or held by, directly or indirectly (for the avoidance of doubt, including such shares held by the LLC for the benefit of any Gay Investor), any Gay Investor, whenever issued, including, without limitation, all shares of Common Stock issued pursuant to the exercise or conversion of any Options; (b) all Options granted or issued to any Gay Investor (treating such Options as a number of shares of Common Stock equal to the number of Equivalent Shares represented by such Options for all purposes of this Agreement); and (c) all securities into which any such shares or Options are converted or exchanged; provided that Gay Securities shall not include any shares of Common Stock, Options or other securities that are not held by a Gay Investor at the relevant time; and provided, further, that Gay Securities Transferred shall in the hands of the recipient not constitute Gay Securities for any purpose of this Agreement.

1.1.13 “Immediate Family” shall mean, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created solely for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

1.1.14 “Initial Public Offering” shall mean the first Public Offering of shares of Common Stock registered on form S-1 (or any successor form) under the Securities Act or a SPAC Transaction.

1.1.15 “Investor” shall mean any of the Management Investors, the Gay Investors, the Ko Investors, the Stevenson Investors, the Pamplona Warrantholders, the Pamplona Noteholders, the L Catterton Warrantholders, the L Catterton Noteholders, the Watterson Noteholders and the Other Investors.

1.1.16 “Junior Management Investors” shall mean each officer or employee of the Company or any of its subsidiaries who hold Junior Management Securities and any Permitted Transferee thereof who, from time to time, acquires such Securities and becomes party to this Agreement by executing and delivering to the Company an instrument in form satisfactory to the Company pursuant to which such person agrees to be bound by the terms of this Agreement to the same extent as a Junior Management Investor.

1.1.17 “Junior Management Options” shall mean all Options issued under the Company’s 2014 Stock Option Plan.

1.1.18 “Junior Management Securities” shall mean (a) all Junior Management Options and all shares of Common Stock issued pursuant to the exercise or conversion of any Junior Management Options and (b) all securities into which any such shares or Junior Management Options are converted or exchanged; provided that Junior Management Securities shall not include any shares of Common Stock, Options or other securities that are not held by a Junior Management Investor at the relevant time; and provided, further, that Junior Management Securities Transferred shall in the hands of the recipient not constitute Junior Management Securities for any purpose of this Agreement.

1.1.19 “Ko Investors” shall mean Ko and any Permitted Transferee thereof which, from time to time, acquires Securities and becomes party to this Agreement by executing and delivering to the Company an instrument in form satisfactory to the Company pursuant to which such Person agrees to be bound by the terms of this Agreement to the same extent as Ko.

1.1.20 “Ko Majority Holders” shall mean, as of any date, the holders of a majority of the Ko Securities outstanding on such date.

1.1.21 “Ko Securities” shall mean (a) all shares of Common Stock issued to, purchased by or held by, directly or indirectly (for the avoidance of doubt, including such shares held by the LLC for the benefit of any Ko Investor), any Ko Investor, whenever issued, including, without limitation, all shares of Common Stock issued pursuant to the exercise or conversion of any Options; (b) all Options granted or issued to any Ko Investor (treating such Options as a number of shares of Common Stock equal to the number of Equivalent Shares represented by such Options for all purposes of this Agreement); and (c) all securities into which any such shares or Options are converted or exchanged; provided that Ko Securities shall not include any shares of Common Stock, Options or other securities that are not held by a Ko Investor at the relevant time; and provided, further, that Ko Securities Transferred shall in the hands of the recipient not constitute Ko Securities for any purpose of this Agreement.

1.1.22 “L Catterton” shall mean LC9 Connected Holdings, LP, a Delaware limited partnership and its Permitted Transferees.

1.1.23 “L Catterton Key Noteholder” shall mean one (1) L Catterton Noteholder designated by the L Catterton Noteholders. The L Catterton Key Noteholder shall initially be L Catterton and the L Catterton Noteholders shall provide written notice to the Company of any change in the L Catterton Key Noteholder.

1.1.24 “L Catterton Note” shall mean that certain Convertible Note issued to L Catterton pursuant to the Omnibus Agreement, as it may, from time to time, be divided into multiple notes, and as amended, modified or supplemented in accordance with such Convertible Note.

1.1.25 “L Catterton Noteholder” shall mean each holder of all or any portion the L Catterton Note.

1.1.26 “L Catterton Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of October 2, 2020, by and between the Company, L Catterton and Pamplona.

1.1.27 “L Catterton Warrant” shall mean that certain Warrant issued by the Company to L Catterton on October 2, 2020, as it may, from time to time, be divided into multiple warrants, and as amended, modified or supplemented in accordance with such Warrant.

1.1.28 “L Catterton Warrantholder” shall mean each holder of all or any portion of the L Catterton Warrant or the L Catterton Warrant Securities.

1.1.29 “L Catterton Warrant Securities” shall mean all shares of Common Stock that have been issued upon exercise of the L Catterton Warrant or are issuable upon exercise of the L Catterton Warrant. For the purposes of this Agreement, any L Catterton Warrantholder shall be deemed to be the holder of the shares of Common Stock that are issuable upon the exercise of the L Catterton Warrant.

1.1.30 “Legacy Warrantholder” shall mean each Person who holds Legacy Warrant Securities, and any other Person which, from time to time, acquires Legacy Warrant Securities and thereby becomes entitled to the benefits of certain provisions of this Agreement.

1.1.31 “Legacy Warrant Securities” shall mean all shares of Common Stock as of the date hereof which were issued pursuant to an exercise or conversion of warrants (or issued upon conversion of or otherwise with respect to shares of Common Stock issued upon exercise or conversion of warrants); provided, that Legacy Warrant Securities Transferred shall in the hands of the recipient not constitute Legacy Warrant Securities for any purpose of this Agreement. For the avoidance of doubt, the Pamplona Warrant, the L Catterton Warrant and any shares of Common Stock issued upon conversion of the Pamplona Warrant or the L Catterton Warrant or otherwise with respect to shares of Common Stock issued upon exercise or conversion thereof shall not be Legacy Warrant Securities under this Agreement.

1.1.32 “Majority Legacy Warrantholders” shall mean, as of any date, the holders of a majority of the Legacy Warrant Securities outstanding on such date.

1.1.33 “Management Investor” shall mean any Watterson Investor or Junior Management Investor.

1.1.34 “Management Majority Holders” shall mean, as of any date, the holders of a majority of the Management Securities outstanding on such date.

1.1.35 “Management Securities” shall mean the Watterson Securities and the Junior Management Securities.

1.1.36 “Omnibus Agreement” shall mean that certain Omnibus Investor Agreement, dated as of the date hereof, by and among the Company, L Catterton, Pamplona, Watterson, SW, Stevenson, GS, Robert Gay, BG, BG II, Lee Ming Tsung and Ko.

1.1.37 “Options” shall mean (i) any options or warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock, and (ii) any evidence of indebtedness, shares of stock (other than Common Stock) or other securities which are directly or indirectly convertible or exchangeable for shares of Common Stock.

1.1.38 “Pamplona” shall mean Icon Preferred Holdings, L.P. and its Permitted Transferees.

1.1.39 “Pamplona Additional Warrant” shall mean that certain Warrant issued by the Company to Pamplona pursuant to the L Catterton Purchase Agreement, as it may, from time to time, be divided into multiple warrants, and as amended, modified or supplemented in accordance with such Warrant.

1.1.40 “Pamplona Key Noteholder” shall mean one (1) Pamplona Noteholder designated by the Pamplona Noteholders. The Pamplona Key Noteholder shall initially be Pamplona and the Pamplona Noteholders shall provide written notice to the Company of any change in the Pamplona Key Noteholder.

1.1.41 “Pamplona Note” shall mean that certain Convertible Note issued to Pamplona pursuant to the Omnibus Agreement, as it may, from time to time, be divided into multiple notes, and as amended, modified or supplemented in accordance with such Convertible Note.

1.1.42 “Pamplona Noteholder” shall mean each holder of all or any portion the Pamplona Note.

1.1.43 “Pamplona Original Warrant” shall mean that certain Warrant issued by the Company to Pamplona on November, 29, 2019, as it may, from time to time, be divided into multiple warrants, and as amended, modified or supplemented in accordance with such Warrant.

1.1.44 “Pamplona Warrant” shall mean the Pamplona Original Warrant and the Pamplona Additional Warrant.

1.1.45 “Pamplona Warrantholder” shall mean each holder of all or any portion of the Pamplona Warrant or the Pamplona Warrant Securities.

1.1.46 “Pamplona Warrant Securities” shall mean all shares of Common Stock that have been issued upon exercise of the Pamplona Warrant or are issuable upon exercise of the Pamplona Warrant. For the purposes of this Agreement, any Pamplona Warrantholder shall be deemed to be the holder of the shares of Common Stock that are issuable upon the exercise of the Pamplona Warrant.

1.1.47 “Permitted Transfer” shall mean any of the following Transfers of Securities:

1.1.47.1 if an individual, any Transfer of any or all Securities held by such Investor following such Investor’s death by will or intestacy to such Investor’s legal representative, heir, legatee or distributes, whether or not such transferee is a member of such Investor’s Immediate Family;

1.1.47.2 if an individual, any Transfer of any or all Securities held by such Investor as a gift or gifts during such Investor’s lifetime to such Investor’s Immediate Family and/or Affiliate or other gifts or transfers for estate planning purposes; provided that the Transferring Investor shall retain voting control of the Transferred Securities; and provided, further, that any such Affiliate shall re-Transfer such Securities to such Investor within five (5) calendar days after ceasing to be an Affiliate of such Investor;

1.1.47.3 any Transfer of any or all Securities held by such Investor as a charitable gift to any Person which is described in Section 501(c)(3) of the Internal Revenue Code of 1986 or any Transfer to such Investor’s (or such Investor’s Affiliate’s) “rabbi trust” or deferred compensation accounts with the Company or any to any Affiliate of such Investor; provided, that any such Affiliate shall re-Transfer such Securities to such Investor within five (5) calendar days after ceasing to be an Affiliate of such Investor;

1.1.47.4 if an institutional investor (other than BG, BG II or any Gay Investor), any Transfer of any or all Securities held by such Investor to any Affiliate of such Investor in a bona fide Transfer not part of a transaction or series of transactions that results in the direct or indirect Transfer of such Securities to a Person not an Affiliate of such Investor; provided, that any such Affiliate shall re-Transfer such Securities to such Investor within five (5) calendar days after ceasing to be an Affiliate of such Investor;

1.1.47.5 if a member of the LLC (other than the Watterson Investors), by such member (other than any of the Watterson Investors) to any of the Watterson Investors, Gay Investors, Ko Investors or Stevenson Investors, or by such member (other than any of the Watterson Investors, Gay Investors, Ko Investors or Stevenson Investors) to any other Person approved by the Board; or

1.1.47.6 if an Investor, any Transfer upon the terms and conditions approved by the Board; provided, however, that (x) such Person shall not be deemed a “Management Investor”, “Watterson Investor”, “Junior Management Investor”, “Gay Investor”, “Ko Investor”, “Stevenson Investor”, as applicable, for the purposes of this Agreement and shall not be entitled to the rights of a Management Investor, Watterson Investor, Junior Management Investor, Gay Investor, Ko Investor or Stevenson Investor, as applicable, pursuant to Sections 3 or 6.2 hereof; (y) upon such Transfer, such Securities shall cease to be Management Securities, Watterson Securities, Junior Management Securities, Gay Securities, Ko Securities or Stevenson Securities for the purposes of this Agreement; and (z) such Person shall become subject to all of the obligations of this Agreement.

1.1.48 “Permitted Transferee” shall mean a transferee of an Investor in respect of any Permitted Transfer.

1.1.49 “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

1.1.50 “Purchase Agreements” shall mean (i) the Omnibus Agreement, (ii) the Securities Purchase Agreement, dated as of November 18, 2019, by and between the Company and Pamplona, as the same may be amended from time to time in accordance with its terms and (iii) the L Catterton Purchase Agreement.

1.1.51 “Registrable Securities” shall mean (i) all shares of Common Stock held by any party to this Agreement or that certain Series B Investors’ Agreement, dated as of March 17, 2021, by and between the Company and Planet Fitness Holdings, LLC (to the extent they constitute “Registrable Securities” as defined therein), (ii) all shares of Common Stock issued or issuable upon exercise or conversion of any Option, the Pamplona Warrant, the L Catterton Warrant or the Convertible Notes held by any party to this Agreement, and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities, and the Registrable Securities will be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise or otherwise and disregarding any restrictions or limitations upon the exercise of such right, but excluding equity or equity-linked securities issued to directors, officers or employees subject to vesting and/or forfeiture), whether or not such acquisition has actually been effected, and such Person will be entitled to exercise the rights of a holder of Registrable Securities hereunder (it being understood that a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock or securities received under clause (iii) above be registered pursuant to this Agreement). As to any particular Registrable Securities, such shares shall cease to be Registrable Securities when (a) they have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) they have been distributed to the public through a broker, dealer or market maker pursuant to Rule 144, or (c) the holder thereof may sell all of its shares of Common Stock under Rule 144 within a three month period, provided such holder owns less than 1% of the outstanding shares of Common Stock, in each case in compliance with any applicable provisions of this Agreement.

1.1.52 “Rule 144” shall mean Rule 144, as from time to time in effect, promulgated by the Securities and Exchange Commission under the Securities Act (including, without limitation, clause (k) thereof).

1.1.53 “Securities” shall mean all shares of Common Stock, the Pamplona Warrant Securities, the Pamplona Warrant, the L Catterton Warrant Securities, the L Catterton Warrant, the Convertible Notes and all Options, but shall not include the Legacy Warrant Securities.

1.1.54 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

1.1.55 “SPAC” means a special purpose acquisition company (i.e., a blank check company formed to effect a business combination) that (i) at the time of measurement, owns or controls less than 5% of the Company’s shares of Common Stock and is not controlled by or under common control with any Person that owns 5% or more of the Company’s shares of Common Stock, (ii) if listed on a securities exchange in the United States, is a registrant under the Exchange Act and (iii) is listed on a securities exchange (whether in the United States or otherwise).

1.1.56 “SPAC Transaction” means any transaction or series of related transactions in which the Company or its Subsidiaries is, directly or indirectly, acquired by or combines with, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, a SPAC.

1.1.57 “Stevenson Investors” shall mean Stevenson, GS and any Permitted Transferee thereof which, from time to time, acquire Securities and become party to this Agreement by executing and delivering to the Company an instrument in form satisfactory to the Company pursuant to which such Person agrees to be bound by the terms of this Agreement to the same extent as Stevenson.

1.1.58 “Stevenson Majority Holders” shall mean, as of any date, the holders of a majority of the Stevenson Securities outstanding on such date.

1.1.59 “Stevenson Securities” shall mean (a) all shares of Common Stock issued to, purchased by or held by, directly or indirectly (for the avoidance of doubt, including such shares held by the LLC for the benefit of any Stevenson Investor), any Stevenson Investor, whenever issued, including, without limitation, all shares of Common Stock issued pursuant to the exercise or conversion of any Options; (b) all Options granted or issued to any Stevenson Investor (treating such Options as a number of shares of Common Stock equal to the number of Equivalent Shares represented by such Options for all purposes of this Agreement); and (c) all securities into which any such shares or Options are converted or exchanged; provided that Stevenson Securities shall not include any shares of Common Stock, Options or other securities that are not held by a Stevenson Investor at the relevant time; and provided, further, that Stevenson Securities Transferred shall in the hands of the recipient not constitute Stevenson Securities for any purpose of this Agreement.

1.1.60 “Transfer” shall mean any sale, pledge, assignment, encumbrance, hypothecation, mortgage, exchange or other transfer or disposition of any Securities to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

1.1.61 “Watterson Investors” shall mean each of Watterson and SW and any of their Permitted Transferees who, from time to time, acquires Securities and becomes party to this Agreement by executing and delivering to the Company an instrument in form satisfactory to the Company pursuant to which such Person agrees to be bound by the terms of this Agreement to the same extent as Watterson or SW, as applicable.

1.1.62 “Watterson Key Noteholder” shall mean one (1) Watterson Noteholder designated by the Watterson Noteholders. The Watterson Key Noteholder shall initially be Watterson and the Watterson Noteholders shall provide written notice to the Company of any change in the Watterson Key Noteholder.

1.1.63 “Watterson Majority Holders” shall mean, as of any date, the holders of a majority of the Watterson Securities outstanding on such date.

1.1.64 “Watterson Note” shall mean that certain Convertible Note issued to Watterson pursuant to the Omnibus Agreement, as it may, from time to time, be divided into multiple notes, and as amended, modified or supplemented in accordance with such Convertible Note.

1.1.65 “Watterson Noteholder” shall mean each holder of all or any portion the Watterson Note.

1.1.66 “Watterson Securities” shall mean (a) all shares of Common Stock issued to, purchased by or held by, directly or indirectly (for the avoidance of doubt, including such shares held by the LLC for the benefit of any Watterson Investor), any Watterson Investor, whenever issued, including, without limitation, all shares of Common Stock issued pursuant to the exercise or conversion of any Options or the Watterson Note; (b) all Options granted or issued to any Watterson Investor (treating such Options as a number of shares of Common Stock equal to the number of Equivalent Shares represented by such Options for all purposes of this Agreement); and (c) all securities into which any such shares or Options are converted or exchanged; provided that Watterson Securities shall not include any shares of Common Stock, Options or other securities that are not held by a Watterson Investor on the relevant time; and provided, further, that Watterson Securities Transferred shall in the hands of the recipient not constitute Watterson Securities for any purpose of this Agreement.

1.2 Certain Matters of Construction. In addition to the definitions referred to as set forth in the Section 1.1:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) References to a Section, Schedule or Exhibit are to a Section of, or Schedule or Exhibit to, this Agreement;

(c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined;

(d) The masculine, feminine and neuter genders shall each include the others;

(e) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(f) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (unless otherwise specified);

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party;

(h) Except as otherwise provided herein, any Person who holds Options shall be deemed to be the holder of the Registrable Securities obtainable upon exercise or conversion of the Options in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the exercise or conversion of the Options;

(i) Any Person who holds the Pamplona Warrant, the L Catterton Warrant or Convertible Notes shall be deemed to be the holder of the Registrable Securities obtainable upon exercise or conversion of the Pamplona Warrant, the L Catterton Warrant or Convertible Notes, as applicable, in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the exercise or conversion of the Pamplona Warrant, of the L Catterton Warrant or of Convertible Notes, as applicable; and

(j) Whenever a percentage of one or more types of Securities is specified, such percentage shall be calculated on the basis of the number of Registrable Securities represented by such one or more types.

1.3 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
“Agreement”	Preamble
“BG”	Preamble
“BG II”	Preamble
“Carved-Out Transfer”	Section 2.1
“Common Initiating Holder”	Section 3.2.1.1
“Common Stock”	Recitals
“Company”	Preamble

Term	Definition
“Covered Person”	Section 3.7.1
“Exclusive Convertible Notes Registration Demand”	Section 3.2.1.1(v)
“Final Prospectus Date”	Section 2.1
“GS”	Preamble
“ICON”	Preamble
“Individual Underwriting Agreement Representations”	Section 3.1.2
“Initiating Holder”	Section 3.2.1.1
“Initiating Seller”	Section 6
“Ko”	Preamble
“LLC”	Preamble
“Majority Initiating Holders”	Section 3.2.2
“Original Investors’ Agreement”	Recitals
“Other Investors(s)”	Preamble
“Public Offering”	Section 3.1.1
“Robert Gay”	Preamble
“Stevenson”	Preamble
“SW”	Preamble
“Watterson”	Preamble

2. LOCK-UP.

2.1 Lock Up. Without the prior written consent of either one of the Pamplona Key Noteholder or the L Catterton Key Noteholder (provided that if one of the Pamplona Key Noteholder or the L Catterton Key Noteholder sells or assigns a majority of its interest in its Convertible Notes to a third party, then only with the prior written consent of the other of the Pamplona Key Noteholder or the L Catterton Key Noteholder that did not sell or assign a majority of its interest in its Convertible Notes, provided that if both of the Pamplona Key Noteholder and the L Catterton Key Noteholder sell or assign a majority of its interest in its Convertible Notes, then with either such party’s prior written consent), for a period beginning upon the date of the final prospectus relating to the Initial Public Offering (the “Final Prospectus Date”) and ending eighteen (18) months following the Final Prospectus Date, neither (x) Watterson nor (y) any holder of Securities or Legacy Warrant Securities (in each case, other than the Pamplona Noteholders, Pamplona Warrantholders, holders of Pamplona Warrant Securities, L Catterton Noteholders, L Catterton Warrantholders and holders of L Catterton Warrant Securities) who, together with such Person’s Affiliates and the Permitted Transferees of such Person and such Person’s Affiliates, at such applicable time holds in the aggregate, directly or indirectly, at least five percent (5%) of the outstanding shares of Common Stock (on a fully diluted basis) (whether or not a selling shareholder pursuant to such registration statement) (the “Locked-up Holders”), in each case, shall (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (b) enter into any swap or other management that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (i) Transfers among any Affiliates, provided that the Transferee Affiliate agrees to be bound by the terms of this Agreement, including this Section 2.1, (ii) Transfers constituting the exercise of the Junior Management Options (provided that the foregoing restrictions do apply to the equity underlying such options), or (iii) any Permitted Transfer; provided, further, that the restrictions set forth in this Section 2.1 shall terminate upon the return of proceeds in cash to each of Pamplona and L Catterton equal to the aggregate principal amount of the Convertible Notes owned by each of them and their Affiliates as of September [•], 2021

(including for the avoidance of doubt cash proceeds received by Pamplona or L Catterton, as the case may be, from any sale of the Convertible Notes, Warrants or any Registrable Securities or any cash payments on the Convertible Notes) (each, a “Cash Return Condition”). Notwithstanding the foregoing in this Section 2.1, but subject to the other terms of this Agreement, (1) Robert Gay and (2) Stevenson, after twelve (12) months following the Final Prospectus Date, shall each have the right to (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (b) enter into any swap or other management that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, in the aggregate, shares of Common Stock in exchange for proceeds of up to $2,500,000 (I) during any open trading window established pursuant to a bona fide insider trading policy of the Company or (II) pursuant to a trading plan on behalf of such Investor pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock (each, a “Carved-Out Transfer”).

2.2 Transfer Conditions. Notwithstanding anything to the contrary herein, until the Cash Return Condition has been satisfied, no Locked-up Holder may Transfer any Securities (other than any issuance upon exercise of any Options, the Pamplona Warrant or the L Catterton Warrant to the holders thereof) unless (i) such Transfer is not in violation of the provisions of this Section 2, and (ii) the transferee or the purchaser of such Securities (if other than (A) the Company or another existing stockholder thereof that is already a party to this Agreement or (B) a transferee of Securities from Robert Gay or Stevenson pursuant to a Carved-Out Transfer in connection with a transfer made under Rule 144 or any successor provision under the Securities Act or pursuant to an offer and sale registered under the Securities Act or (C) any Transfer of any or all Securities as a charitable gift to any Person which is described in Section 501(c)(3) of the Internal Revenue Code of 1986) agrees to become a party to this Agreement and executes such further documents as may be necessary, in the opinion of the Company, to make him, her or it a party hereto.. Any purported Transfer, issuance or sale of Securities other than in accordance with this Agreement by any holder thereof or the Company shall be null and void, and the Company shall refuse to recognize any such Transfer, issuance or sale for any purpose and shall not reflect in its records any change in record ownership of Securities pursuant to any such Transfer or issuance.

2.3 Stop Transfer Instruction. The Company shall instruct any transfer agent not to register the Transfer of any Securities until the conditions specified in the legends set forth in Section 5 are satisfied. Either of Pamplona, L Catterton or any of their respective Affiliates shall have the right to instruct any transfer agent not to register the Transfer of any Securities until the conditions specified in the legends set forth in Section 5 (including, for the avoidance of doubt, the restrictions set forth in Section 2.1) are satisfied.

3. REGISTRATION RIGHTS. The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of following provisions as are applicable to it. Each holder of Securities or Legacy Warrant Securities will perform and comply with such of the following provisions as are applicable to such holder.

3.1 Piggyback Registration Rights.

3.1.1 Election. Whenever the Company proposes to register (other than a registration pursuant to Section 3.3.2) on form S-1 or S-3 (or any successor form) any shares of Common Stock for its own or others’ account under the Securities Act for a public offering (each a “Public Offering”), the Company shall furnish each holder of Registrable Securities prompt notice of its intent to do so, provided that no notice shall be required to holders subject to the lock-up set forth in Section 2.1 above. Subject to the terms and restrictions of any applicable lock-up agreement, upon the request of any such holder given by notice to the Company within ten (10) calendar days after the effectiveness of such notice from the Company, the Company will cause to be included in such registration all of the Registrable Securities which such holder requests.

3.1.2 Further Assurances. Holders of Registrable Securities participating in any Public Offering shall take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Registrable Securities in such Public Offering, including without limitation being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of any representations and warranties being made by each selling shareholder and any indemnification agreements and “lock-up” agreements made by each selling shareholder for the benefit of the underwriters in such underwriting agreement; provided, however, that (i) no Management Investor party to an employment agreement with the Company or any of its subsidiaries shall be required hereunder to extend the term thereof and (ii) except with respect to individual representations and warranties regarding such matters as legal capacity or due organization of such participating holder, authority to participate in the Public Offering, compliance by such selling shareholder with laws and agreements applicable to it, ownership (free and clear of liens, charges, encumbrances and adverse claims) of Registrable Securities to be sold by such selling shareholder and accuracy of information with respect to such selling shareholder furnished for inclusion in any disclosure document relating to each Public Offering (“Individual Underwriting Agreement Representations”), the aggregate amount of the liabilities of such participating holder of Registrable Securities pursuant to such underwriting agreement shall not exceed the lesser of (a) such participating holder’s pro rata portion of any such liability, in accordance with such participating holder’s portion of the total number of Registrable Securities included in the Public Offering, and (b) the net proceeds received by such participating holder from the Public Offering. If any Management Investor holding Registrable Securities shall request participation in any Public Offering pursuant to this Section 3.1, the Company shall use its commercially reasonable efforts to induce the managing underwriter of the securities being offered to permit such Management Investor to make no representations or warranties in the underwriting agreement other than Individual Underwriting Agreement Representations, but to be liable as indemnitors with respect to any other representations or warranties made by other selling holders in such underwriting agreement, but in the event the managing underwriter shall not accede to such request, such Management Investor shall, within five (5) calendar days of notice to that effect from the managing underwriter or its counsel, either elect to make such other representations and warranties in the underwriting agreement as shall be made by other participating holders or to withdraw from participation.

3.1.3 Expenses. The Company shall pay all expenses of the holders of Registrable Securities participating in any Public Offering pursuant to this Section 3.1, other than (i) underwriting discounts and commissions, if any, attributable to the Registrable Securities being sold by such holder, (ii) applicable transfer taxes, if any, and (iii) fees and charges of any attorneys or other advisors (other than attorneys and advisors retained by the Company to advise it in connection with such Public Offering and one counsel retained to advise all holders of Registrable Securities in connection with such Public Offering) retained by any such holders.

3.1.4 Excluded Transactions. Notwithstanding the preceding provisions of this Section 3.1, no holder of Registrable Securities shall have any right of participation or otherwise with respect to the following Public Offerings:

(a) Any Public Offering on Form S-8 (or successor registration statement) relating solely to employee benefit plans, or

(b) Any Public Offering the proceeds of which are used principally to finance the acquisition after the date hereof by the Company or any of its subsidiaries of any acquired businesses or any Public Offering constituting an exchange of securities for securities of any such acquired businesses.

3.2 Demand Registration Rights.

3.2.1 Registration on Request of Holders of Certain Securities.

3.2.1.1 Demand. After the closing of the Initial Public Offering and subject to the terms and restrictions of any applicable lock-up agreement including Section 2.1 above, each of (i) the Watterson Majority Holders, (ii) the Ko Majority Holders, (iii) the Stevenson Majority Holders, (iv) the Gay Majority Holders, (v) Other Investors holding the majority of the outstanding shares of Common Stock (on a fully diluted basis) other than the Watterson Securities and the Gay Securities, (vi) Pamplona or (vi) L Catterton (as to each such registration, each an “Initiating Holder”) may, by notice to the Company specifying the intended method or methods of disposition, request that the Company effect the registration under the Securities Act of all or a specified part of the Registrable Securities held by such Initiating Holders, subject to the following terms and conditions:

(i) the market value of the Registrable Securities to be sold in any such registration shall be estimated to be at least Fifty Million Dollars ($50,000,000) (or such lesser amount as represents all of such Holder’s remaining Registrable Securities) at the time of filing such registration statement (provided, that such limitation shall not apply to any Exclusive Convertible Notes Registration Demand);

(ii) the Company shall not be required to file more than two (2) such registration statements pursuant to this Section 3.2.1.1 in any twelve (12)-month period; provided that such limitation shall not apply to any Exclusive Convertible Notes Registration Demand;

(iii) the Company shall not be required to file more than (A) three (3) such registration statements pursuant to a demand made by the Watterson Majority Holders, (B) two (2) such registration statements pursuant to a demand made by the Ko Majority Holders, (C) two (2) such registration statements pursuant to a demand made by the Stevenson Majority Holders, (D) two (2) such registration statements pursuant to a demand made by holders of Legacy Warrant Securities (other than the Company, the Management Investors, the Gay Investors or the Other Investors) representing an aggregate of at least 25% of the Legacy Warrant Securities then outstanding, (E) two (2) such registration statements pursuant to a demand made by the Gay Majority Holders, (F) two (2) such registration statements per annum pursuant to a demand made by the Pamplona Key Noteholder and/or L Catterton Key Noteholder and (G) one (1) such registration statements pursuant to a demand made by the Other Investors;

(iv) in the event the number of shares requested to be included in a Public Offering by the Initiating Holders with respect thereto is reduced by operation of the provisions of Section 3.3.1, such demand shall be excluded in determining the number of demands exercisable by such Initiating Holders; and

(v) no demand may be made unless the Initiating Holders with respect thereto hold Registrable Securities constituting at least ten percent (10%) of the aggregate outstanding number of shares of Common Stock (provided, that Pamplona and L Catterton shall be entitled to make demands pursuant to this Section 3.2.1.1 regardless of the amount of Registrable Securities then held by Pamplona and L Catterton).

Notwithstanding anything herein or otherwise to the contrary, Pamplona and L Catterton may make up to two (2) demands pursuant to this Section 3.2.1.1 which shall not be subject to cutback pursuant to Section 3.3 and shall not be subject to piggyback registration rights by any other Holder hereunder (and no notice of such registration or offering shall be required to be given to any Holder other than Pamplona or L Catterton) (each an “Exclusive Convertible Notes Registration Demand”), and if another holder is an Initiating Holder of a demand, either Pamplona or L Catterton may elect to cause such demand to be an Exclusive Convertible Notes Registration Demand. The right to such Exclusive Convertible Notes Registration Demands by each of Pamplona and/or L Catterton, as the case may be, shall terminate with respect to such holder upon satisfaction of a Cash Return Condition, and will be subject, solely to the extent required thereunder, to any rights of holders of Registrable Securities under the Series B Investors’ Agreement, dated as of March 17, 2021, by and between the Company and Planet Fitness Holdings, LLC.

3.2.1.2 Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration initiated by Pamplona or L Catterton, such Initiating Holder may revoke or withdraw such notice of a Demand Registration on behalf of all holders participating in such Demand Registration without liability to such holders (including, for the avoidance of doubt, Pamplona or L Catterton), in each case by providing written notice to the Company. A notice of Demand Registration that has been revoked or withdrawn shall not count as one of Pamplon or L Catterton’s permitted two (2) demand registrations per annum.

3.2.1.3 Certain Provisions. Promptly after receipt of any notice requesting registration of Registrable Securities pursuant to this Section 3.2.1, the Company will give notice of such requested registration to all other holders of Registrable Securities. The Company will then use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by the holders requesting registration pursuant to this Section 3.2.1, and, subject to all of the provisions of this Section 3, all other Registrable Securities which the Company has been requested to register pursuant to Section 3.1.1 by notice delivered to the Company within ten (10) calendar days after the giving of such notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities which the Company has been so requested to register.

3.2.2 Form. Each registration requested pursuant to this Section 3.2 shall be effected by the filing of a registration statement on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form that the Company is eligible to use has been requested in writing by holders of at least a majority of the Registrable Securities held by the applicable Initiating Holders (the “Majority Initiating Holders”).

3.2.3 Registrations Pursuant to Section 3.2. In the case of a registration pursuant to Section 3.2, whenever the Majority Initiating Holders shall request that such registration shall be effected pursuant to an underwritten offering, such registration shall be so effected, and all Registrable Securities requested to be included in such registration shall be included in such underwritten offering, subject to the cutback provisions of Section 3.3.1. If requested by such underwriters, the Company will enter into an underwriting agreement with such underwriters for such offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions.

3.2.4 Expenses. The Company shall pay all expenses of the holders of Registrable Securities participating in any Public Offering pursuant to this Section 3.2, other than (i) underwriting discounts and commissions, if any, (ii) applicable transfer taxes, if any, and (iii) fees and charges of any attorneys or other advisors (other than attorneys and advisors retained by the Company to advise it in connection with such Public Offering and one counsel retained to advise all holders of Registrable Securities in connection with such Public Offering) retained by any such holders.

3.3 Certain Other Provisions.

3.3.1 Cutbacks. Notwithstanding the foregoing provisions of this Section 3, if the Company is advised in good faith by any managing underwriter of securities being offered pursuant to any Public Offering under this Section 3 that the number of shares requested to be sold in such Public Offering is greater than the number of such shares which can be included in such Public Offering without materially adversely affecting such Public Offering, the shares to be included in such offering shall be reduced to the extent requested by such managing underwriter as provided in this Section 3.3.1:

3.3.1.1 Company Registration. Upon registration of securities initiated by the Company as contemplated by Section 3.1.1, shares to be included in such offering shall be reduced in the following order and fashion:

(i) first, securities requested to be included by Persons other than the Company and holders of Registrable Securities shall be reduced pro rata (based on the number of shares requested to be included by such Persons);

(ii) second, Registrable Securities requested to be included in the Public Offering shall be reduced pro rata (based on the number of Registrable Securities then-owned by the holders thereof); and

(iii) third, securities proposed to be included by the Company shall be reduced.

3.3.1.2 Demand Registration Rights. Upon the exercise of demand registration rights by the Initiating Holders pursuant to Section 3.2, shares to be included in such offering shall be reduced in the following order and fashion:

(i) first, (A) with respect to an Exclusive Convertible Note Registration Demand, securities requested to be included by Persons other than the Company and the Convertible Notes Registration Rights Holders shall be reduced pro rata (based on the number of shares requested to be included by such Persons) or (B) with respect to the exercise of demand registration rights that are not pursuant to an Exclusive Convertible Note Registration Demand, securities requested to be included by Persons other than the Company and holders of Registrable Securities shall be reduced pro rata (based on the number of shares requested to be included by such Persons);

(ii) second, securities requested to be included in the Public Offering by the Company shall be reduced; and

(iii) third, Registrable Securities requested to be included in the Public Offering (other than Registrable Securities requested to be included by the Convertible Notes Registration Rights Holders pursuant to an Exclusive Convertible Note Registration Demand) shall be reduced pro rata (based upon the number of Registrable Securities then-owned by the holders thereof).

3.3.2 Resale Shelf Registration for Legacy Warrant Securities. In addition to the registration rights granted pursuant to Sections 3.1 and 3.2 above, upon the request of the Majority Legacy Warrantholders, the Pamplona Warrantholders, the Pamplona Noteholders, the L Catterton Warrantholders or the L Catterton Noteholders, the Company will at its own expense, not later than three hundred and ninety five (395) calendar days after the effectiveness of the first underwritten Public Offering, file, and use its commercially reasonable efforts to cause to become and remain effective, a shelf registration statement under the Securities Act covering the Registrable Securities included in the Legacy Warrant Securities or the Registrable Securities held by the Pamplona Warrantholders or L Catterton Warrantholders, as applicable, until such time as may be consented to by the Majority Legacy Warrantholders, the Pamplona Warrantholders or the L Catterton Warrantholders, as applicable; provided, however, that the rights provided by this Section 3.3.2 shall expire on such date, if any, as all Legacy Warrant Securities and all Registrable Securities held by Pamplona, the Pamplona Warrantholders, L Catterton and the L Catterton Warrantholders (including Registrable Securities to be received upon conversion of Convertible Notes), as applicable, are freely tradeable under Rule 144 and no holder of Legacy Warrant Securities or Registrable Securities held by the Pamplona Warrantholders or L Catterton Warrantholders, as applicable, holds more than one percent (1%) of all outstanding shares of Common Stock.

3.3.3 Underwritten Block Trade. Following the filing of a shelf registration statement as provided in the foregoing, if Pamplona or L Catterton desire to engage in an underwritten block trade or bought deal pursuant to such registration statement (provided the Company is eligible to use Form S-3 for such registration statement) (each, an “Underwritten Block Trade”), then Pamplona or L Catterton may notify the Company of the Underwritten Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. The Company will promptly notify the other of Pamplona and L Catterton of such Underwritten Block Trade and such notified holder (each, a “Potential Participant”) may elect whether or not to participate no later than the next Business Day (i.e. one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by Pamplona or L Catterton as the Initiating Holder), and the Company will as expeditiously as possible use its commercially reasonable efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences); provided such request is to be consummated at a time which is no later than two weeks prior to any fiscal quarter end and ending no earlier than the filing by the Company of any earnings release; provided further that, no holder (other than Pamplona and L Catterton) will be permitted to participate in such Underwritten Block Trade without the written consent of Pamplona and L Catterton. Any Potential Participant’s

request to participate in an Underwritten Block Trade shall be binding on the Potential Participant provided, that each such Potential Participant that elects to participate may condition its participation on the Underwritten Block Trade being completed within fifteen (15) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Participant of not less than ninety percent (90%) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Participant’s election to participate (the “Participation Conditions”). Any such Underwritten Block Trade shall not constitute an Exclusive Convertible Notes Registration Demand. The rights of each of Pamplona and/or L Catterton, as the case may be, under this paragraph shall terminate with respect to such holder upon satisfaction of a Cash Return Condition.

3.3.4 Selection of Managing Underwriters. In the case of any registration proposed by the Company for the Public Offering of securities for its own account, the managing underwriters, if any, with respect thereto shall be selected by the Company. In the case of any registration pursuant to Section 3.2 hereof initiated by Pamplona or L Catterton, Pamplona or L Catterton shall select the managing underwriters, if any, with respect thereto. In the case of any registration pursuant to Section 3.2 hereof initiated by Persons other than Pamplona or L Catterton, the holders of a majority of the Registrable Securities requested to be included therein shall select the managing underwriters, if any, with respect thereto.

3.3.5 Selection of Counsel. Counsel to the Company in connection with any Public Offering shall be selected by the Company, and counsel to the selling holders of Registrable Securities shall be selected by (i) in the case of any registration pursuant to Section 3.2 hereof initiated by Pamplona or L Catterton, Pamplona or L Catterton, respectively or (ii) in the case of any registration pursuant to Section 3.2 hereof initiated by Persons other than Pamplona or L Catterton, the holders of a majority of the Registrable Securities requested pursuant to the provisions hereof to be included therein.

3.4 Company Obligations. Whenever any holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

3.4.1 prepare and file with (or submit confidentially to) the Securities and Exchange Commission (the “SEC”) a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by such holders covered by such registration statement copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);

3.4.2 notify each holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

3.4.3 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

3.4.4 furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each free writing prospectus, as defined in Rule 405 of the Securities Act (each, a “Free Writing Prospectus”) and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

3.4.5 use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

3.4.6 notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, if required by applicable law or to the extent requested by an Initiating Holder, the Company will use its commercially reasonable efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties of the Company in any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct;

3.4.7 (A) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

3.4.8 use commercially reasonable efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

3.4.9 enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the holders of Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making available the executive officers of the Company and participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

3.4.10 make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;

3.4.11 take all actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Underwritten Block Trade hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.4.12 permit any holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such holder and its counsel should be included;

3.4.13 use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction use, and in the event any such order is issued, commercially reasonable efforts to obtain promptly the withdrawal of such order;

3.4.14 use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

3.4.15 if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

3.4.16 take no direct or indirect action prohibited by Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

3.4.17 cooperate with each holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Registrable Securities are or are to be listed, and (B) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

3.4.18 in the case of any underwritten offering, use its commercially reasonable efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

3.4.19 use its commercially reasonable efforts to provide (A) a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement addressed to the Company, (B) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Demand Registration or Piggyback Offering, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the holders assisting in the sale of the Registrable Securities and (3) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities;

3.4.20 pay the filing fee at such time or times as the Registrable Securities are to be sold; and

3.4.21 if an automatic shelf registration statement has been outstanding for at least three (3) years, at the end of the third year, refile a new automatic shelf registration atatement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

3.5 Officer Obligations. Each holder that is an officer of the Company agrees that if and for so long as he or she is employed by the Company or any Subsidiary thereof, he or she will participate fully in the sale process in a manner customary for persons in like positions and consistent with his or her other duties with the Company, including the preparation of the registration statement and the preparation and presentation of any road shows.

3.6 In-Kind Distributions. If either Pamplona or L Catterton (and/or any of their affiliates) seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

3.7 Indemnification and Contribution.

3.7.1 Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities under the Securities Act, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company and any of its subsidiaries pursuant to which securities of the Company and any of its subsidiaries are sold (whether or not for the account of the Company) or any other disclosure document produced by or on behalf of the Company and any of its subsidiaries, including without limitation reports required or other documents filed under the Exchange Act, the Company will, and hereby does, and will cause its subsidiaries, jointly and severally to, indemnify and hold harmless each seller of Registrable Securities, any other holder of Securities or Legacy Warrant Securities who is or might be deemed to be a controlling Person of the Company and any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers and shareholders, and each other Person, if any, who controls any such seller or any such holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a “Covered Person”), against any losses, claims, damages or liabilities, joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary or free writing prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company and any of its subsidiaries of any federal, state or common law rule or regulation applicable to the Company and to any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that neither the Company nor any of its subsidiaries shall be liable to any Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary or free writing prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company or to any of its subsidiaries through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this Section 3.7.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities.

3.7.2 Indemnities to the Company. Each seller of Registrable Securities in any registration statement filed pursuant to this Section 3, agrees, severally but not jointly, to indemnify and hold harmless the Company and any of its subsidiaries, each director of the Company or any of its subsidiaries, each officer of the Company or any of its subsidiaries who shall sign such registration statement and each other Person (other than such seller), if any, who controls the Company and any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any free writing prospectus or other document incorporated therein, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or to any of its subsidiaries through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, free writing prospectus, summary prospectus, amendment or supplement, or incorporated document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, any of its subsidiaries, or any such director, officer or controlling Person and shall survive any transfer of securities.

3.7.3 Contribution. If the indemnification provided for in Sections 3.7.1 or 3.7.2 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 3.7.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 3.7.3 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

3.7.4 Limitation on Liability of Holders of Registrable Securities. The liability of each holder of Registrable Securities in respect of all indemnification and contribution obligations of such holder arising under this Section 3.7 shall not in any event exceed an amount equal to the net proceeds to such holder (after deduction of all underwriters’ discounts and commissions and all other expenses paid by such holder in connection with the registration in question) from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

3.8 Lock-up.

3.8.1 Without the prior written consent of the Company, for a period beginning ten calendar days immediately preceding and ending on the one hundred eightieth (180th) calendar day (in the case of the Initial Public Offering, or ninetieth (90th) calendar day in the case of any other offering, or such shorter period as the managing underwriter shall agree) following the effective date of the registration statement used in connection with any offering of shares of Common Stock by the Company, no holder of Securities (whether or not a selling shareholder pursuant to such registration statement) shall (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (b) enter into any swap or other management that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (i) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Initial Public

Offering, (ii) Transfers among any Affiliates, provided that the Transferee Affiliate agrees to be bound by the terms of this Agreement, including this Section 3.8.1, (iii) Transfers to the Company or any subsidiary of the Company in one or more transactions approved by the Board, (iv) Transfers constituting the exercise of the Junior Management Options, the Pamplona Warrant or the L Catterton Warrant or the conversion of Convertible Notes; or (v) such other Transfers of the type permitted by the underwriters in the IPO; provided, further, that any such lock-up agreement shall provide that if the managing underwriter releases any shares from the lock-up with respect to such offering prior to the scheduled expiration date, such release shall contemporaneously apply to the holders of all Securities and each such holder shall be entitled to release their pro rata shares of Common Stock so released; provided, further, that any such lock-up agreement shall provide that no shares of Common Stock shall be released from such lock-up prior to the scheduled expiration date except pro rata according to the holdings of all holders of Securities subject to the lock-up agreement.

4. REMEDIES.

4.1 Generally. The Company and all holders of Securities and Legacy Warrant Securities shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company, any holder of Securities or any holder of Legacy Warrant Securities. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances.

5. LEGENDS.

5.1 Securities Act Legend. Each certificate representing Securities (not including the Convertible Notes) or Legacy Warrant Securities shall have the following legend endorsed conspicuously thereupon:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.”

The legend required by this Section 5.1 shall cease to be required as to any particular Securities (i) when, in the opinion of Weil Gotshal & Manges, LLP or other counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act, or (ii) when such Securities shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever (x) such requirement shall cease and terminate as to any Securities or (y) such Securities shall be freely transferable under Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in this Section 5.1.

5.2 Registration Rights Agreement Legend. Each certificate representing Securities shall have the following legend endorsed conspicuously thereupon:

“The securities represented by this certificate are subject to the restrictions on transfer and the provisions as set forth in the Registration Rights Agreement dated as of [•], 2021, as amended and in effect from time to time, and constitute _______ Securities as defined in such Registration Rights Agreement. The Company will furnish a copy of such agreement to the holder of this certificate without charge upon written request.”

Any Person who acquires Securities which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Securities.

5.3 Stop Transfer Instruction. The Company shall instruct any transfer agent not to register the Transfer of any Securities until the conditions specified in the foregoing legends are satisfied.

6. AMENDMENT, TERMINATION, ETC.

6.1 No Oral Modification. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

6.2 Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, by an agreement in writing signed by holders of Securities representing each of (a) the Management Majority Holders, (b) the Pamplona Key Noteholder, (c) the L Catterton Key Noteholder, (d) Stevenson, (e) Ko and (f) Robert Gay; provided, however, that the consent of the Management Majority Holders shall not be required if the Management Investors, together with their Permitted Transferees, hold in the aggregate, directly or indirectly, less than ten percent (10%) of the outstanding shares of Common Stock (on a fully diluted basis); provided, further, that the consent of Stevenson shall not be required if Stevenson, together with his Affiliates hold in the aggregate, directly or indirectly, less than ten percent (10%) of the outstanding shares of Common Stock (on a fully diluted basis); provided, further, that the consent of Ko shall not be required if Ko, together with his Affiliates hold in the aggregate, directly or indirectly, less than ten percent (10%) of the outstanding shares of Common Stock (on a fully diluted basis); provided, further, that the consent of Robert Gay shall not be required if any one of the following groups of Investors, together with their respective Permitted Transferees, hold in the aggregate, directly or indirectly, less than ten percent (10%) of the outstanding shares of Common Stock (on a fully diluted basis): (i) the Management Investors, (ii) Stevenson and SW or (iii) Ko; provided, further, that the consent of the Company shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of the Company under this Agreement; provided, further, that the consent of the Pamplona Key Noteholder shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of any of the Pamplona Noteholders (or any adverse effect on any right or obligation specific to any of the Pamplona Noteholders); provided, further, that the consent of the L Catterton Key Noteholder shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of any of the L Catterton Noteholders (or any adverse effect on any right or obligation specific to any of the L Catterton Noteholders); provided, further, that the consent of the Watterson Key Noteholder shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of any of the Watterson Noteholders (or any adverse effect on any right or obligation specific to any of the Watterson Noteholders); provided, further, that the consent of the holders of a majority of the Pamplona Warrant Securities shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of any of the holders of the Pamplona Warrant Securities (or any adverse effect on any right or obligation specific to any of the holders of the Pamplona Warrant Securities); provided, further, that the consent of the holders of a majority of the L Catterton Warrant Securities shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of any of the holders of the L Catterton Warrant Securities (or any adverse effect on any right or obligation specific to any of the holders of the L Catterton Warrant Securities); provided, further, that this Agreement may not be terminated without the consent of holders of a majority of the Pamplona Warrant Securities, the holder of a majority of the L Catterton Warrant Securities, the Pamplona

Key Noteholder, the L Catterton Key Noteholder, and the Watterson Key Noteholder; and provided, further, that the consent of the Management Majority Holders, Robert Gay, Ko, Stevenson, the Majority Legacy Warrantholders, the Pamplona Key Noteholder, the holders of a majority of the Pamplona Warrant Securities, the L Catterton Key Noteholder, the holders of a majority of the L Catterton Warrant Securities or the Watterson Key Noteholder, as applicable, shall be required for any amendment, modification, extension, termination or waiver which has a material adverse effect on the rights or obligations of such Investors under this Agreement. Each party hereto and each holder of Securities or Legacy Warrant Securities subject hereto may waive any of its rights hereunder by an instrument in writing signed by such party or holder.

7. MISCELLANEOUS.

7.1 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2 Notices. Notices and other communications provided for in this Agreement shall be in writing and shall be effective (i) when one day shall have elapsed (exclusive of Saturdays, Sundays and banking holidays in the City of Boston or New York City) from their deposit for overnight delivery with Federal Express or other bonded courier (charges prepaid), addressed to the party or parties sought to be charged with notice of the same at the respective addresses set forth or referred to below, subject to written notice of change of address given by any party to each other party, (ii) when three (3) days shall have elapsed (exclusive of Saturdays, Sundays and banking holidays in the City of Boston or New York City) from their deposit in the U.S. mail, postage prepaid and registered or certified, addressed to the party or parties sought to be charged with notice of the same at the respective addresses set forth or referred to below, subject to written notice of change of address given by any party to each other party, (iii) if delivered by facsimile transmission to the facsimile numbers provided for below, upon receipt of facsimile confirmation, or (iv) if earlier, upon receipt.

If to the Company, to it at:

c/o iFIT Health & Fitness Inc

1500 South 1000 West

Logan, Utah 84321

Fax: (435) 750-5238

Attention: Chief Executive Officer

with a copy to:

Weil, Gotshal & Manges, LLP

767 5th Ave

New York, New York 10153

Fax: (212) 310-8007

Attention: Corey Chivers

If to SW or to Watterson, to them at:

c/o iFIT Health & Fitness Inc

1500 South 1000 West

Logan, Utah 84321

Fax: (435) 750-5238

with a copy to:

Weil, Gotshal & Manges, LLP

767 5th Ave

New York, New York 10153

Fax: (212) 310-8007

Attention: Corey Chivers

If to GS or to Stevenson, to them at:

Gary E. Stevenson

4316 Summerview Circle

Bountiful, Utah 84010

Fax: (801) 240-1628

If to Robert Gay, BG or to BG II, to them at:

Kensington Capital Holdings, LLC

26 Patriot Place, Suite 301

Foxboro, Massachusetts 02035

Fax: (508) 546-0064

with a copy to:

Honigman Miller Schwartz & Cohn, LLP

600 Woodward Ave.

2290 First National Building

Detroit, Michigan 48226

Fax: (313) 465-7457

Attention: Joshua Opperer

if to Ko, to him at:

c/o Chang Chen Instrument Co. Ltd.

No. 342, Datong Rd., Gueishan Dist.,

Taoyuan City 333, Taiwan, R.O.C.

Fax: 011-88-633-505101

with a copy to:

Brad H. Bearnson

Bearnson & Caldwell, LLC

399 North Main, Suite 270

Logan, Utah 84321

Fax: (435) 752-6301

if to the Legacy Warrantholders, to them at:

c/o IBJ Whitehall Bank & Trust Company

One State Street

New York, New York 10004

with a copy to:

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10028

Fax: (212) 310-8007

Attention: Corey Chivers

if to Pamplona, to it at:

c/o Pamplona Capital Management LLC

667 Madison Avenue, 22nd Floor

New York, NY 10065

Email: asinger@pamplonafunds.com

Attention: Andrew Singer

with a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor

New York, NY 10020

Email: mbrosse@lowenstein.com

Attention: Michael Brosse

if to L Catterton, to it at:

c/o L Catterton Management Limited

599 West Putnam Avenue

Greenwich, CT 06830

Email: marc.magliacano@lcatterton.com; jennifer.reid@lcatterton.com and legalnotice@lcatterton.com

Attention: Marc Magliacano and Jennifer Reid

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: joshua.kogan@kirkland.com and elizabeth.freechack@kirkland.com

Attention: Joshua Kogan, P.C. and Elizabeth Freechack

If to any other Investor, to such Investor at the address set forth in the stock record book of the Company.

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

7.3 Binding Effect, etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including the Investors’ Agreement, which, for the avoidance of doubt, is hereby terminated in its entirety effective upon the closing of the Initial Public Offering), and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. For the avoidance of doubt, this Agreement does not supersede the Purchase Agreements, the Convertible Notes, the Pamplona Warrant or the L Catterton Warrant. No provision of this Agreement providing for the expiration of any provision by lapse of time or upon the occurrence of specified events or otherwise shall relieve any Person of liability for breach or violation prior to such expiration. In the event of any conflict between the terms of this Agreement and the Company’s By-laws or Certificate of Incorporation (as amended or amended and restated), the terms of this Agreement will prevail and the parties hereto will forthwith cause any necessary alterations to be made to the Company’s By-laws or Certificate of Incorporation (as amended or amended and restated), as applicable, so as to resolve the conflict.

7.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5 Counterparts. This Agreement may be executed in multiple counterparts (including by electronic or .PDF delivery), each of which shall be deemed an original, but all of which taken together shall constitute one instrument. Facsimile signatures and those delivered by other electronic means shall constitute original signatures for all purposes of this Agreement.

7.6 Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

7.7 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (including the Other Investors) and any signatories to a joinder hereto, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto (including the Other Investors), any signatories to a joinder hereto and their respective permitted assigns, (including any transferee of Registrable Securities from Pamplona or L Catterton, including upon transfer of their Convertible Notes or warrants in accordance with the terms thereof), any legal or equitable rights hereunder.

7.8 Specific Performance. Due to, among other things, the fact that the securities of the Company cannot be readily purchased or sold in the open market and for other reasons, the parties would be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, one or more of the other parties, in addition to all other remedies, shall be entitled to obtain (without any bond or other security being required) a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or an award providing a decree for specific performance, in accordance with the provisions hereof.

7.9 Effectiveness. This Agreement shall take effect immediately upon the closing of the Initial Public Offering, and, for the avoidance of doubt, shall have no force or effect until the Initial Public Offering. If the Initial Public Offering does not occur by [•], this Agreement shall be void and of no force and effect and all rights and obligations of the parties hereto shall terminate without any further liability on the part of any party hereto in respect thereof.

8. GOVERNING LAW.

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.2 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 hereof is reasonably calculated to give actual notice. The provisions of this Section 8.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal or state courts of the State of New York.

8.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4 Reliance. Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of Section 8 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	IFIT HEALTH & FITNESS INC

By
Name: Scott R. Watterson
Title: Chairman & Chief Executive Officer

ICON:	IFIT INC.

By
Name: Scott R. Watterson
Title: Chairman & Chief Executive Officer

THE LLC:	HF INVESTMENT HOLDINGS, LLC

By
Name: Scott R. Watterson
Title: Chairman & Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE WATTERSON
INVESTORS:	By:
Scott R. Watterson, individually

SW ICON LLC

By:
Name: Scott R. Watterson
Title: Chairman & Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE STEVENSON
INVESTORS:	By:
Gary E. Stevenson, individually

GS ICON LLC

By:
Name: Gary E. Stevenson
Title: Manager

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE GAY INVESTORS	By:
Robert C. Gay, individually

BG ICON LLC

By:
Name: Robert C. Gay
Title: Managing Member

BG ICON II LLC

By:
Name: Robert C. Gay
Title: Managing Member

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

By:
Wen-Chung Ko, individually

W-C KO USA, LLC

By:
Name: Wen-Chung Ko
Title: Manager

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

By:
David Watterson, individually

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

PAMPLONA:	ICON PREFERRED HOLDINGS, L.P.

By: Icon Preferred Holdings GP, Inc.
its general partner

By
Name: Andrew Singer
Title: Vice President

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

L CATTERTON:	LC9 Connected Holdings, LP

By: LC9 Management, L.L.C.
Its: General Partner

By
Name: Scott Dahnke
Title: Managing Member

[Signature Page to Registration Rights Agreement]